As filed with the Securities and Exchange Commission on June 23, 2003

Registration No. 333-85332

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-2

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ENVIRONMENTAL POWER CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-3117389
(state or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Cate Street, Fourth Floor Portsmouth, New Hampshire 03801 (603) 431-1780
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph E. Cresci

Chairman and Chief Executive Officer

Environmental Power Corporation

One Cate Street, 4th Floor

Portsmouth, New Hampshire 03801

(Name and Address of Agent For Service)

(603) 431-1780

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Scott E. Pueschel, Esq.

Pierce Atwood

One New Hampshire Avenue, Suite 350

Portsmouth, New Hampshire 03801

(603) 433-6300

Approximate date of commencement of proposed sale to public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If the registrant elects to deliver its latest annual report to security holders, or a complete and legal facsimile thereof pursuant to Item 11(a)(i) of this Form, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ 333-

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ 333-

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

EXPLANATORY NOTE

This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the reorganization of Environmental Power Corporation, a Delaware corporation (“EPC”), as a holding company pursuant to Section 251(g) of the Delaware General Corporation Law (the “DGCL”). The holding company reorganization was effected pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among EPC, EPC Holdings 1, Inc., a Delaware corporation (the “Registrant”) and EPC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant (“Merger Sub”). The Merger Agreement provided for, among other things, the merger of Merger Sub with and into EPC, with EPC as the surviving corporation the “Merger”). Pursuant to Section 251(g) of the DGCL, the approval of the Merger by the stockholders of EPC was not required. As a result of the Merger, which was consummated on June 2, 2003, EPC became a direct wholly-owned subsidiary of the Registrant, EPC was renamed “EPC Corporation” and the Registrant was renamed “Environmental Power Corporation”.

In accordance with Rule 414 under the Securities Act, the Registrant, as the successor issuer to EPC, hereby expressly adopts this registration statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

The registration statement to which this amendment relates originally registered a total of 14,551,683 outstanding shares of EPC’s common stock, 116,962 shares of EPC’s common stock issuable upon the exercise of outstanding options and 821,170 shares of EPC’s common stock issuable upon exercise of outstanding warrants. To the knowledge of the Registrant, the selling shareholders named in the prospectus to which this Registration Statement relates have sold a total of 2,591,607 shares of common stock pursuant to the Registration Statement prior to the date hereof. Another purpose of this amendment is to de-register all other shares of common stock not sold or issued hereunder prior to the date hereof. Accordingly, this amendment is also being filed for the purpose of de-registering the remaining 11,138,906 shares of common stock that have not been sold pursuant to the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Portsmouth, New Hampshire on this 23 day of June, 2003.

ENVIRONMENTAL POWER CORPORTION

By:	/s/ JOSEPH E. CRESCI
Joseph E. Cresci Chairman and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Environmental Power Corporation, hereby severally constitute and appoint Joseph E. Cresci, Donald A. Livingston and R. Jeffrey Macartney, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the amendment to the registration statement on Form S-2 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Environmental Power Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOSEPH E. CRESCI Joseph E. Cresci	Chairman and Chief Executive Officer	June 23, 2003

/s/ R. JEFFREY MACARTNEY R. Jeffrey Macartney	Chief Financial Officer	June 23, 2003

/s/ DONALD A. LIVINGSTON Donald A. Livingston	Director	June 23, 2003

/s/ PETER J. BLAMPIED Peter J. Blampied	Director	June 20, 2003

Robert I. Weisberg	Director	June __, 2003

Name	Title	Date

/s/ THOMAS M. MATTHEWS Thomas M. Matthews	Director	June 20, 2003

/s/ JESSIE J. KNIGHT, JR. Jessie J. Knight, Jr.	Director	June 20, 2003

/s/ AUGUST SCHUMACHER, JR. August Schumacher, Jr.	Director	June 20, 2003